Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Forterra, Inc. of our report dated March 24, 2017, relating to the financial statements of Concrete Pipe & Precast, LLC, which report appears in the Form 10-K of Forterra, Inc. for the year ended December 31, 2018, and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Houston, Texas
December 13, 2019